Exhibit 3.1

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
INLAND REAL ESTATE INCOME TRUST, INC.

Pursuant to the provisions of Section 2-609 of the Maryland General Corporation Law, Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), hereby certifies that:

FIRST: The Company desires to amend and restate its charter as currently in effect and hereinafter amended.

SECOND: The following provisions set forth in these Third Articles of Amendment and Restatement are all the provisions of the charter of the Company as currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Company”) is Inland Real Estate Income Trust, Inc.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Company is formed are to engage in any lawful business or other activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860 of the Code (as defined below in Article IV) or any successor statute) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The Company may have other offices (including its principal executive offices) and places of business within or without the State of Maryland as the Board of Directors may from time to time determine. The resident agent of the Company is The Corporation Trust Incorporated, whose address is 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The Company reserves the right to change its principal office and resident agent at any time.

ARTICLE IV

DEFINITIONS

For the purposes of the Charter (as defined below) the following terms shall have the following meanings:

“Affiliate” means with respect to any other Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10.0%) or more of the outstanding voting securities of such other Person: (ii) any Person ten percent (10.0%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, but such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director trustee, general partner or manager of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee, general partner or manager.

“Board of Directors” or “Board” means the Board of Directors of the Company or any duly authorized committee thereof.

“Business Manager” means IREIT Business Manager & Advisor, Inc., an Illinois corporation, or its successors and assigns, which is responsible for directing or performing the day-to-day business affairs of the Company.

“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“Charter” means these Third Articles of Amendment and Restatement, as amended, supplemented and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder or corresponding provisions of subsequent revenue laws.

“Equity Stock” means all classes or series of stock of the Company, including, without limit, Common Stock (as defined below in Article V) and Preferred Stock (as defined below in Article V), which the Company has authority to issue.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“MGCL” means the Maryland General Corporation Law.

“Person” means any individual, corporation, partnership, limited liability company, association or trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, any association, private foundation within the meaning of Section 509(a) of the Code or joint stock company, any other legal or commercial entity, a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act or a group to which an Excepted Holder Limit (as defined in Article VII) applies.

“REIT” means a “real estate investment trust” as defined by the Code.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Sponsor” means Inland Real Estate Investment Corporation, a Delaware corporation, or any other Person directly or indirectly instrumental in organizing, wholly or in part, the Company, or any Person who will control, manage or participate in the management of the Company, and any Affiliate of any such Person, but excluding any Person whose only relationship with the Company is as that of an independent real estate manager of the Company’s assets or any independent third parties such as attorneys, accountants and underwriters who receive compensation for professional services. A Person may be deemed a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons; (ii) receiving a material participation in the Company in connection with founding or organizing the business of the Company in consideration of services or property, or both services and property; (iii) having a substantial number of relationships and contacts with the Company; (iv) possessing significant rights to control any of the Company’s properties; (v) receiving fees for providing services to the Company that are paid on a basis that is not customary in the industry; or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company.

“Stockholders” means holders of shares of Common Stock or any other shares of Equity Stock.

ARTICLE V
STOCK

Section 5.1Authorized Stock. The total number of shares of Equity Stock is 1,500,000,000 shares, of which 1,460,000,000 are shares of common stock, $.001 par value per share (“Common Stock”), and 40,000,000 are shares of preferred stock, $.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Equity Stock having par value is $1,500,000. If shares of one class of Equity Stock are classified or reclassified into shares of another class of Equity Stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Equity Stock of all classes that the Company has authority to issue shall not be more than the total number of shares of Equity Stock set forth in the first sentence of this Section 5.1. Subject to any preferential right in favor or any class or series of Equity Stock, the Board of Directors, without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of Equity Stock or the number of shares of Equity Stock of any class or series that the Company has authority to issue.

Section 5.2Liquidation. Subject to any preferential rights in favor of any class or series of Preferred Stock, upon liquidation or dissolution of the Company, each issued and outstanding share of Common Stock shall be entitled to participate pro rata in the assets of the Company remaining after paying, or making adequate provision for, the debts and liabilities of the Company.

Section 5.3Common Stock.

(a)

Subject to the provisions of Article VII and except as otherwise provided in the Charter, each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters presented for a vote of Stockholders. Shares of Common Stock do not have cumulative voting rights. The holders of Common Stock shall be entitled to receive dividends or other distributions when and as authorized by the Board of Directors and declared by the Company, but only out of funds legally available therefor.

(b)

With respect to voting shares of Common Stock owned by the Business Manager, the Sponsor, the directors or any of their Affiliates, neither the Business Manager, the Sponsor, the directors nor any Affiliate may vote or consent on matters submitted to the Stockholders regarding the removal of the Business Manager, the Sponsor, the directors or any Affiliate or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares of Common Stock necessary to approve a matter on which the Business Manager, the Sponsor, the directors or any of their Affiliates may not vote or consent, any shares of Common Stock owned by any of them shall not be included.

(c)	The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Equity Stock.

Section 5.4Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of Equity Stock, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the shares.

Section 5.5Classified or Reclassified Shares of Preferred Stock. Prior to issuing classified or reclassified shares of any class or series of Equity Stock, the Board of Directors by resolution shall: (i) designate that class or series to be classified or reclassified to distinguish it from all other series and classes of Equity Stock; (ii) specify the number of shares to be included in the class or series; (iii) subject to the provisions of Article VII regarding Equity Stock, and subject to the express terms of any class or series of Equity Stock outstanding at the time, set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption for each class or series; and (iv) cause the Company to file articles supplementary with the SDAT. Any of the terms of any class or series of Equity Stock set or changed pursuant to clause (iii) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which the facts, events or variations shall operate upon the terms of such Equity Stock is clearly and expressly set forth in the articles supplementary filed with the SDAT or other part of the Charter.

Section 5.6Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of Equity Stock pursuant to Section 5.5 or as may otherwise be provided by a contract approved by the Board of Directors, no Stockholder of the Company shall, as a Stockholder, have any preemptive right to purchase or subscribe for any additional shares of Equity Stock or any other security of the Company that it may issue or sell.

Section 5.7Charter and Bylaws. The rights of all Stockholders and the terms of all Equity Stock are subject to the provisions of the Charter and the Bylaws.

Section 5.8Rights of Objecting Stockholders. Holders of shares of Equity Stock are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any classes or series of Equity Stock, to one or more transactions occurring after the date of determination in connection with which holders of the shares of Equity Stock would otherwise be entitled to exercise such rights.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1Number and Classification. The number of directors shall be six, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws but shall never be less than the minimum number required by the MGCL. The names of the directors who shall serve until the next annual meeting of the Stockholders and until their successors are duly elected and qualify are:

Lee A. Daniels
Stephen Davis

Daniel L. Goodwin

Gwen Henry
Bernard Michael

Mitchell Sabshon

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws. The Company elects that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 6.2Removal. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, a director may be removed at any time, with or without cause, by the affirmative vote of Stockholders entitled to cast at least two-thirds of votes entitled to be cast generally in the election of directors. For purposes of this Section 6.2, “cause” shall mean with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Section 6.3Duties and Powers.

(a)

General. The business and affairs of the Company shall be managed under the direction of the Board of Directors. All powers of the Company may be exercised by or under authority of the Board of Directors except as conferred on or reserved to the Stockholders by law or by the Charter or the Bylaws. The Charter and the Bylaws shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or the Bylaws or any determination made in good faith by the Board of Directors concerning its powers and authority hereunder or thereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in the Charter or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the MGCL, the general laws of the State of Maryland or any other applicable laws as now or hereafter in force.

(b)

REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Company to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code or corresponding provisions of subsequent revenue laws applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take actions as are necessary or appropriate, and may take actions as in its sole judgment and discretion are advisable, to preserve the qualification of the Company as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election.

(c)

Authorization by Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of Equity Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its Equity Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to any restrictions or limits set forth in the Charter or the Bylaws.

(d)	Distributions. The Company may pay distributions to its Stockholders, as authorized from time to time by the Board of Directors and declared by the Company.

The Company shall endeavor to declare and pay such distributions as shall be necessary under the Code to maintain the Company’s qualification as a REIT: provided, however, that Stockholders shall have no right to any distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.3(d) shall be subject to the provisions of any class or series of Equity Stock at the time outstanding. The receipt by any Person in whose name any shares of Equity Stock are registered on the records of the Company or by his, her or its duly authorized agent shall be a sufficient discharge for all distributions payable or deliverable in respect of such shares of Equity Stock and from all liability related to the application thereof.

(e)

Reserved Powers of Board of Directors. Except as otherwise provided in the Bylaws, the Board of Directors, without any action by the Stockholders, shall have and may exercise, on behalf of the Company, without limitation, the exclusive power to adopt, alter, amend and repeal any provision of the Bylaws and to make new Bylaws.

Section 6.4Performance of Duties. A Director shall perform his or her duties as a Director, including his or her duties as a member of a committee of the Board of Directors on which he or she serves, in accordance with the MGCL.

Section 6.5Waiver of Corporate Opportunities. For so long as the Company is externally advised by the Business Manager, the Company has no interest in any opportunity known to the Business Manager or an Affiliate thereof unless it has been recommended to the Company by the Business Manager or an Affiliate thereof. The preceding sentence shall be of no consequence except in connection with the application of the corporate opportunity doctrine.

Section 6.6Determinations By Board of Directors. The determination as to any of the following matters made by, or pursuant to the direction of, the Board of Directors, shall be final and conclusive and shall be binding upon the Company and every Stockholder: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available to pay distributions or redeem Equity Stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted or modified funds from operations (and any variation thereof,) net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which the reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Equity Stock or the Bylaws; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any shares of Equity Stock; (vi) any matters relating to acquiring, holding or disposing of any assets by the Company; (vii) the number of shares of Equity Stock of any class or series; (viii) any interpretation of the terms and conditions of one or more of the agreements with any Person; (ix) the compensation of directors, officers, employees or agents of the Company; or (x) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to that determination by the Board, and no director shall be liable for making or failing to make the determination.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1Definitions. For the purpose of this Article VII only, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” means 9.8% (or any other percentage designated by the Board of Directors pursuant to Section 7.2(h)) in value or number of shares (whichever is more restrictive) of the aggregate of the outstanding shares of Equity Stock.

“Beneficial Ownership” means ownership of shares of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 7.3(f): provided that each such organization must be described in Section 50l(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections l 70(b)(l)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.

“Common Stock Ownership Limit” means 9.8% (or such other percentage designated by the Board of Directors pursuant to Section 7.2) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock.

“Constructive Ownership” means ownership of shares of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Excepted Holder” means a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2(g).

“Excepted Holder Limit” means, provided that the Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2(g), and subject to adjustment pursuant to Section 7.2(h), the percentage limit established by the Board of Directors pursuant to Section 7.2(g).

“Initial Date” means the date on which the Board of Directors determines, pursuant to Section 6.3(b), that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth in this Article VII are no longer required for the Company to qualify as a REIT, but only with respect to such restrictions and limitations.

“Market Price” means with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such shares of Equity Stock on such date. The “Closing Price” on any date shall mean the last sale price for such shares of Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Equity Stock are listed or admitted to trading or, if such shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Equity Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Equity Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Equity Stock, the fair market value of the shares of Equity Stock, as estimated by the Board of Directors.

“Non-Transfer Event” means any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

“Ownership Limits” means the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, subject to adjustment pursuant to Section 7.2(g).

“Prohibited Owner” means, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2(a), would beneficially own (determined under the principles of Section 856(a)(S) of the Code), Beneficially Own or Constructively Own shares of Equity Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” means the first day after the Initial Date.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition of, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, including, without limitation, (i) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock), (ii) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have correlative meanings.

“Trust” means any trust provided for in Section 7.3(a).

“Trustee” means the Person unaffiliated with both the Company and any Prohibited Owner that is a “United States person” within the meaning of Section 7701 (a)(30) of the Code and is appointed by the Company to serve as trustee of the Trust.

Section 7.2Equity Stock.

(a)	Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 7.4:

i.	Basic Restrictions.

A.

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

B.

No Person shall Beneficially Own shares of Equity Stock to the extent that such Beneficial Ownership of Equity Stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

C.

No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Company failing to qualify as a REIT.

D.

No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

E.

Any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

ii.

Transfer in Trust. If any Transfer or Non-Transfer Event occurs that, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 7.2(a)(i)(A), (B), (C) or (D),

A.

then that number of shares of Equity Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) (rounded up to the next whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day immediately preceding the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares);

B.

if the transfer to the Trust described in Section 7.2(a)(ii)(A) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A), (B), (C) or (D), then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock; or

C.

if the transfer to the Trust described in Section 7.2(a)(ii)(A) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A),(B), (C) or (D). then the Non-Transfer Event that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) shall be void ab initio to the extent that the Company has the legal ability to void the Non-Transfer Event, and the intended transferee shall acquire no rights in such shares of Equity Stock.

To the extent that, upon a transfer of shares pursuant to this Section 7.2(a)(ii), a violation of any provision of this

Article VII would nonetheless be continuing (for example where the ownership of shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then, to the extent possible, shares shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

(b)

Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or NonTransfer Event has taken place that results in a violation of Section 7.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 7.2(a)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books and records of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 7.2(a)(i) (or Non-Transfer Event that results in a violation of Section 7.2(a)(i)shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void ab initio as provided in Section 7.2(a)(i) irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(c)

Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 7.2(a)(i) or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2(a)(ii) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least fifteen days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s qualification as a REIT.

(d)	Owners Required to Provide Information. Prior to the Restriction Termination Date:

i.

every owner of five percent (5.0%) or more (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request following the end of each taxable year of the Company, shall provide in writing to the Company the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which the shares are held. Each owner shall provide to the Company any additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

ii.

each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the Stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Company such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(e)

Remedies Not Limited. Subject to Section 6.3(b), nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company in preserving the Company’s qualification as a REIT.

(f)

Ambiguity. The Board of Directors shall have• the power to determine the application of the provisions of this Section 7.2 and Section 7.3 and any definition contained in Section 7.1, including in the case of an ambiguity in the application of any of the provisions of this Section 7.2 and Section 7.3, or any such definition, with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1, Section 7.2 or Section 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2) acquired Beneficial Ownership or Constructive Ownership of Equity Stock in violation of Section 7.2, such remedies (as applicable) shall apply first to the shares of Equity Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Equity Stock based upon the relative number of the shares of Equity Stock held by each such Person.

(g)	Exceptions.

i.

Subject to Section 7.2(a)(i)(C), the Board of Directors, in its sole and absolute discretion, may prospectively exempt a Person from, or retroactively waive with respect to a Person, one or more of the ownership limitations set forth in Section 7.2(a)(i)(A)(1) and (2) and establish or increase an Excepted Holder Limit for such Person, may retroactively waive the ownership limitations set forth in Section 7.2(a)(i)(A)(3) with respect to a Person and establish or increase the Excepted Holder Limit for such Person, may prospectively exempt a Person from the provisions of Section 7.2(a)(i)(B) and may prospectively exempt a Person from, or retroactively waive with respect to a Person, the provisions of Section 7.2(a)(i)(D) if:

A.

the Board of Directors obtains such representations and undertakings from the Person as are reasonably necessary to ascertain that the Person’s Beneficial Ownership or Constructive Ownership of Equity Stock in excess of the Ownership Limits or in violation of the limitations imposed by Section 7.2(a)(i)(A) or Section 7.2(a)(i)(D), as applicable, will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code; and

B.

such Person agrees that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in Section 7.2(a), through 7.2(f) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Section 7.2(a)(iii) and Section 7.3.

ii.

Prior to granting any exemption or waiver or establishing or increasing any Excepted Holder Limit pursuant to Section 7.2(g)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or establishing or increasing any Excepted Holder Limit.

iii.

Subject to Section 7.2(a)(i)(C), an underwriter that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate the public offering or private placement.

iv.

The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time; (B) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns shares of Equity Stock in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit; or (C) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(h)

Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 7.2(a)(i)(C). the Board of Directors may from time -to-time increase one or both of the Ownership

Limits and decrease one or both of the Ownership Limits; provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be in violation of the Ownership Limits; and provided, further, that the new Ownership Limits would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under each Excepted Holder Limit, as applied to an Excepted Holder, and such new Ownership Limits with respect to each other Stockholder, taking into account the immediately preceding provision permitting ownership in excess of decreased Ownership Limits in certain cases.

(i)

Legend. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

Section 7.3Transfer of Equity Stock in Trust.

(a)

Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 7.2(a)(ii) that would result in a transfer of shares of Equity Stock to a Trust, the shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. The transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day immediately preceding the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 7.2(a)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with both the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 7.3(f).

(b)

Status of Shares of Equity Stock Held by the Trustee. Shares of Equity Stock held by the Trustee shall be treated as issued and outstanding shares of Equity Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Equity Stock held in the Trust.

(c)

Distribution and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to applicable law, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion), assuming that the meeting or consent period has not otherwise been finally adjourned, (i) to rescind as void any proxy submitted or any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee and (ii) to resubmit a proxy or recast any vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article VII, until the Company has received notification that shares of Equity Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d)

Sale of Shares of Equity Stock by Trustee. As soon as reasonably practicable after receiving notice from the Company that shares of Equity Stock have been transferred to the Trust (and no later than twenty (20) days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a Person whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3(d). The Prohibited Owner shall receive the lesser of: (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust; and (2) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends or other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then: (1) such shares shall be deemed to have been sold on behalf of the Trust; and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3(d), the excess shall be paid to the Trustee upon demand.

(e)

Purchase Right in Stock Transferred to the Trustee. Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift); and (ii) the Market Price on the date the Company, or its designee, accepts the offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3(d). Upon the sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends or other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that: (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary; and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(l)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 7.2(a)(ii)(A) shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity, and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article VII shall be binding on each Charitable Beneficiary.

(f)Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that: (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary; and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(l)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 7.2(a)(ii)(A) shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity, and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article VII shall be binding on each Charitable Beneficiary.

Section 7.4NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5Enforcement. The Company is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6Non-Waiver.  No delay or failure on the part of the Company or the Board of Directors in exercising any right under this Article VII shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 7.7Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII
TENDER OFFERS

Section 8.1Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, that Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent (5.0%) of the outstanding shares of Equity Stock; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, the Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. No Stockholder may Transfer any shares of Equity Stock held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such shares of Equity Stock to the Company at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who initiates a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 8.1, including, without limitation, expenses incurred in connection with the review of all documents related to the tender offer. In addition to the remedies provided herein, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 8.1 shall be of no force or effect with respect to any shares of Equity Stock that are then listed on a national securities exchange.

ARTICLE IX

AMENDMENTS AND EXTRAORDINARY ACTIONS

Section 9.1Amendments. The Company reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on Stockholders, directors and officers are granted subject to this reservation. Except for amendments to Article VI, Section 6.2 of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Article VI, Section 6.2 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

Section 9.2 Extraordinary Actions. Except as specifically provided in Article VI, Section 6.2 (relating to removal of directors) and in Section 9.1 of this Article IX, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE X

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 10.1Limitation of Stockholder Liability. No Stockholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of its being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Company.

Section 10.2Limitation of Director and Officer Liability. To the maximum extent that Maryland law, in effect from time to time, permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or to any Stockholder for money damages. Neither the amendment nor repeal of this Section 10.2, nor the adoption or amendment of any other provision of this Charter inconsistent with this Section 10.2, shall apply to or affect, in any respect, the applicability of this Section 10.2 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 10.3Indemnification.

(a)

The Company shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, (2) any individual who while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust or employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity and (3) the Business Manager, any of the Real Estate Managers and any of their respective Affiliates if such party is acting on behalf of or performing services for the Company and is made or threatened to be made a party to, or witness in, the proceeding by reason of service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Company may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Company in any of the capacities described in (1) or (2) above and to any employee or agent of the Company or a predecessor of the Company. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any Person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaws, resolutions, insurance, agreement or otherwise.

(b)

Neither the amendment nor repeal of this Section 10.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 10.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:The amendment to and restatement of the charter of the Company as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

FOURTH:The current address of the principal office of the Company in the State of Maryland is set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:The name and address of the Company’s current resident agent is set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:The number of directors of the Company and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

SEVENTH:The undersigned acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused these Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its chief executive officer and attested to by its chief financial officer on 12/30/2021.

INLAND REAL ESTATE INCOME TRUST, INC.

By: /s/ Mitchell A. Sabshon

Name: Mitchell A. Sabshon

Title: Chief Executive Officer

ATTEST:

By:   /s/ Catherine Lynch

Name: Catherine L. Lynch

Title: Chief Financial Officer